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                                                                   EXHIBIT 10(g)



Resolution No. 57
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Lockheed Martin Corporation
Board of Directors
May 25, 1995:  Amended June 27, 1997

Re: Benefits for Elected Officers (Post-Retirement Death Benefit Plan, Financial Counseling, Personal Liability Insurance, Accidental Death and Dismemberment Coverage and Other Incidental Benefits)



          RESOLVED, That the Chairman and Chief Executive Officer and the President be and each is hereby authorized, with authority to delegate such authorization, to adopt for the benefit of elected officers of the Corporation a post-retirement death benefit plan paying benefits in the amount of one and one-half times base salary at retirement, except that officers who do not waive their rights to post retirement death benefits under the Martin Marietta Corporation Post Retirement Death Benefit Plan for Senior Executives or the Lockheed Corporation Post Retirement Death Benefit Plan, as appropriate, will not be eligible for the plan.


          RESOLVED, That the Chairman and Chief Executive Officer and the President be and each is hereby authorized, with authority to delegate such authorization, to adopt a financial counseling program which provides reimbursement to elected officers and Presidents of Operating Companies of the Corporation for financial counseling up to 3-1/2% of base salary as of the first pay period of the year in which the expense is incurred or $10,000, whichever is less, and reimbursement to appointed Vice Presidents of $2,000 annually; provided however, that during 1995, officers and vice presidents who continue to receive reimbursement for similar expenses under existing
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     Martin Marietta Corporation and Lockheed Corporation programs shall not be eligible to receive reimbursements.


          RESOLVED FURTHER, That the Chairman and Chief Executive Officer and the President be and each is hereby authorized, with authority to delegate such authorization, to adopt for the benefit of elected officers (i) personal liability insurance coverage while employed as an officer of $5,000,000; and (ii) accidental death and dismemberment coverage while employed as an officer of $1,000,000; and to adopt for elected officers and senior management employees such other incidental benefits and non-cash compensation as is consistent with the presentation made to the Committee on such matters and for which no significant long term liabilities for the Corporation are created.


          RESOLVED FURTHER, That the officers of the Corporation be and each hereby is authorized, with the power to delegate such authorization, to execute and deliver such instruments and documents, to do all such other acts and things, and to take all such further steps as are deemed necessary or advisable or convenient or proper in order to fully carry out the intent of the foregoing resolutions.


     AMENDED JUNE 27,1997:


          RESOLVED, That effective this date, the Financial Counseling Program for Elected Officers shall be further modified to extend the program for elected officers to allow for participation one year following the year in which the officer's retirement occurs.